Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

February 28, 2019

Encana Corporation

4400, 500 Centre Street S.E.

Calgary, Alberta T2P 2S5

Canada

Ladies and Gentlemen:

We hereby consent to the inclusion of references to our firm and to the opinion as mentioned below regarding our independent evaluation of estimates provided by Newfield Exploration Mid-Continent Inc. (“Newfield”) of the net proved oil, condensate, natural gas liquids, and gas reserves, as of December 31, 2018, of certain selected properties that Newfield has represented it holds, contained in this Current Report on Form 8-K of Encana Corporation, as well as in the notes to the consolidated financial statements of Newfield Exploration Company incorporated by reference therein, to be filed with the United States Securities and Exchange Commission on or about February 28, 2019. The opinion is contained in our report of third party dated January 28, 2019, with respect to the reserves estimates as of December 31, 2018. Additionally, we hereby consent to the incorporation by reference of such references to our firm and to our opinion in the Registration Statements on Form S-3 (File No. 333-216395) and on Form S-8 (File Nos. 333-124218, 333-85598, 333-140856, and 333-188758) of Encana Corporation. We further consent to the inclusion of our report of third party dated January 28, 2019, as Exhibit 99.6 in the Current Report on Form 8-K of Encana Corporation.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716